SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [  ]

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[ ]   Preliminary Proxy Statement         [  ]   Confidential, For Use of
                                                 the Commission Only (as
                                                 permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
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[X]   Soliciting Material Under Rule 14a-12


                   Chicago Mercantile Exchange Holdings Inc.
           --------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


    -----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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         The following communication was distributed to owners of shares of
Class B-2 common stock of Chicago Mercantile Exchange Holdings Inc. on or about March 14, 2003:

                               Michael P. Savoca
                                    Member
                          Chicago Mercantile Exchange
                              30 S. Wacker Drive
                                  Suite 1108
                               Chicago, IL 60606


March 17, 2003

Dear B-2 Shareholder/Lessor;

I've been a close friend and business associate of Dave Wescott for close to twenty-five years. During that time period, I've never seen him shrug off responsibility or not accept a challenge. Quite the contrary, Dave takes on the impossible task and addresses every responsibility thrown his way.

Dave started in this business like a lot of us, at the bottom. He started as a runner and has managed his local clearing business, The Wescott Group, for over ten years. His work ethic, drive and morals are second to none in this business. He has the ability to solve problems and see things, as they should be, when crisis is all around.

I served with Dave Wescott on the Chicago Mercantile Exchange Board of Directors and know how effective he can be at the Board level. The CME and you will be better off with Dave Wescott representing your interest.

I have been a lessor for the past three years. I know personally that Dave Wescott is concerned about the value of your B-Shares. Dave is committed to helping develop new and unique trading opportunities, so that traders will need and want to lease our memberships in the future.

As a lessor, I know that our choice of a B-Share representative to the Board of Directors is one of the most important decisions that we have to make. I know that Dave Wescott will look out for our rights and financial well being as a B-Shareholder.

Please join me in supporting David Wescott in his bid to represent you, the B-2 Shareholder, on the Chicago Mercantile Exchange Board of Directors.

Sincerely,


/s/ Michael P. Savoca
Michael P. Savoca, OCA

Dave strongly believes in these ideas and wants to work hard at the Board level to help make them a reality.

         o    Voluntary Leasing Pool.

         o Marketing the value of B-Shares on the CME Website, i.e. - Reduced Fees.

         o    Standard Lease Pricing. Formula based on the value of Seat
              Prices.

Chicago Mercantile Exchange Holdings Inc. has filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on April 22, 2003. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 30 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding letter was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.